CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Cooperative Bankshares, Inc.:



We consent to incorporation by reference in the registration statements (Nos. 333-92219 and 333-22335) on Form S-8 of Cooperative Bankshares, Inc. of our report dated January 19, 2001, relating to the consolidated statement of financial condition of Cooperative Bankshares, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Cooperative Bankshares, Inc.



/s/ KPMG LLP


Raleigh, North Carolina
March 28, 2001